Exhibit 99.1

FOR IMMEDIATE RELEASE

BIOSTAR PHARMACEUTICALS, INC. RECEIVES APPROVAL FROM XIANYANG SFDA
TO RESTART SALES OF ITS GEL CAPSULE DRUGS

XIANYANG, China, August 3, 2012 - Biostar Pharmaceuticals, Inc. (NASDAQ GM: BSPM) ("Biostar" or "the Company"), a PRC-based manufacturer and marketer of pharmaceutical and health supplement products in China for a variety of diseases and conditions, today announced that on July 30, 2012, after a thorough inspection of raw materials used in every production category, it received “green-light” approval from Xianyang State Food and Drug Administration (SFDA) authorities to restart sales of its gel capsule products.

Ronghua Wang, Biostar’s Chief Executive Officer and Chairman, commented, “In April 2012, during an industry-wide investigation by SFDA, 254 drug manufacturers in 28 provinces were found to use gel capsules that had a chromium content higher than edible gelatin.  As a result, SFDA suspended sales of gel capsules until the investigation was completed.  As previously disclosed, during this investigation, one batch of samples of our Xin Aoxing capsule was found to have chromium content higher than edible gelatin.  This was an isolated incident and sales of products made from the tainted batch represented approximately 0.2% of total 2011 net sales.”

Mr. Wang continued, “The cessation of sales of gel capsule products has severely affected all China-based pharmaceutical companies that use gelatin capsules to manufacture their drugs, including Biostar.  This has been a major issue for China’s pharmaceutical industry as many large pharmaceutical companies reported substantial losses for the April – July period.  Unfortunately, we were not immune to the industry-wide losses, and Biostar’s sales and overall results for the 2012 second quarter were similarly adversely affected.  We expect net sales for the 2012 second quarter to be in the range of $7.5 million - $8 million, or approximately 50% lower than those in the first quarter of 2012.  This is mainly due to an approximately 55% decrease in sales from products manufactured at our Aoxing facility, offset by an approximately 14% increase in sales from products manufactured at Weinan facility, acquired in October 2011.”

Mr. Wang added, “However, during this difficult time for us and our industry peers, we took all the necessary steps to restart sales of gel capsule drugs immediately after the anticipated receipt of the approval from the SFDA.  Currently, our employees are working overtime and we have added a second shift.  We also started an aggressive advertising campaign to help improve consumer confidence in our products and have established incentives for our sales force in all of our distribution offices nationwide.”

He added, “We expect sales for 2012 third quarter to significantly improve as compared to the 2012 second quarter, and a full rebound is expected for the last quarter of the year.”

Biostar News Release August 3, 2012	Page 2

Mr. Wang concluded, “Despite this setback, our business and prospects remain strong.  We will continue to pursue increased market share of our current products, while introducing new products from our large portfolio of SFDA-approved OTC and prescription drugs.  Additionally, we will continue bidding on new hospital contracts for prescription drugs, to supply hospitals with prescription drugs, which will provide us with a more predictable recurring revenue stream.  Finally, we continue to cooperate with scientific research institutions to develop new drugs as we are now doing with The Fourth Military Medical University.”

As referenced above, the Company’s sales revenue as of the second quarter ended June 30, 2012 is estimated and therefore should be considered preliminary.  All such estimates are subject to change to reflect any adjustments that are identified before the Company completes its financial statements and files its Quarterly Report on Form 10-Q for the quarter ended June 30, 2012.

About Biostar Pharmaceuticals, Inc.
Biostar Pharmaceuticals, Inc., through its wholly owned subsidiary and controlled affiliate in China, develops, manufactures and markets pharmaceutical and health supplement products for a variety of diseases and conditions.  The Company's most popular product is its Xin Aoxing Oleanolic Acid Capsule, an over-the-counter ("OTC") medicine for chronic hepatitis B, a disease affecting approximately 10% of the Chinese population. For more information please visit: http://www.biostarpharmaceuticals.com.

Safe Harbor relating to the Forward-Looking Statements
Certain statements in this release concerning our future growth prospects are forward-looking statements, within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, which involve a number of risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. The company uses words and phrases such as "guidance," "forecasted," "projects," "is expected," "remain confident," "will" and similar expressions to identify forward-looking statements in this press release, including forward-looking statements. Undue reliance should not be placed on forward-looking information. Forward-looking information is based on current expectations, estimates and projections that involve a number of risks, which could cause actual results to vary and in some instances to differ materially from those anticipated by Biostar and described in the forward-looking information contained in this news release. The risks and uncertainties relating to these statements include, but are not limited to, risks and uncertainties regarding the Company’s ability to complete the contemplated clinical trials and capitalize on such opportunities, the Company’s ability to recover its sales and revenue, the state of consumer confidence and market demand or the Company’s products, success of our investments, risks and uncertainties regarding fluctuations in earnings, our ability to sustain our previous levels of profitability including on account of our ability to manage growth, intense competition, wage increases in China, our ability to attract and retain highly skilled professionals, time and cost overruns on fixed-price, fixed-time frame contracts, client concentration, our ability to successfully complete and integrate potential acquisitions, withdrawal of governmental fiscal incentives, political instability and regional conflicts and legal restrictions on raising capital or acquiring companies outside China. Additional risks that could affect our future operating results are more fully described in our United States Securities and Exchange Commission filings including our most recent Annual Report on Form 10-K for the year ended December 31, 2011, and other subsequent filings. These filings are available at www.sec.gov.  We may, from time to time, make additional written and oral forward-looking statements, including statements contained in our filings with the Securities and Exchange Commission and our reports to shareholders. We do not undertake to update any forward-looking statements that may be made from time to time by or on our behalf.

For more information contact:
BioStar Pharmaceuticals, Inc.	The Equity Group, Inc.
Zack Pan, CFO	Lena Cati
Tel: 405-996-8829	Tel: 212 836-9611
Email: zpan@aoxing-group.com	Email: lcati@equityny.com